Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS FIRM:
Jacuzzi Brands, Inc.		The Equity Group Inc.
Diana Burton, VP – Investor Relations		Devin Sullivan
(561) 514-3850		(212) 836-9608

FOR IMMEDIATE RELEASE

     JACUZZI BRANDS ANNOUNCES
SALE OF ALL SHARES OF SPEAR & JACKSON

WEST PALM BEACH, FL, March 24, 2006 -- Jacuzzi Brands, Inc. (NYSE: JJZ) today announced that it has entered into an agreement to sell all of its shares of common stock of Spear & Jackson, Inc. (OTC: SJCK.PK) to United Pacific Industries Limited (“UPI”) for US$1.40 per share for an aggregate purchase price of US$4,960,593. This price represents a premium of approximately 20% to the average closing price of the Spear & Jackson shares for the previous five trading days. Jacuzzi Brands will not retain any interest in Spear & Jackson after the consummation of the transaction.

The transaction is subject to a number of closing conditions, including approval by UPI’s shareholders and receipt of certain other regulatory approvals as well as other customary closing conditions. Closing is expected to occur no later than July 31, 2006.

The principal business of UPI, through its subsidiaries, is the manufacture and sale of power supply products, electronic components and electrical products, including portable tools. The UPI group has manufacturing plants in southern China and its shares are listed on the Hong Kong Stock Exchange (HKSE: 0176.HK).

Brian C. Beazer, the Chairman and a director of UPI, is also a director of Jacuzzi Brands. David H. Clarke, a director of UPI, is the Chairman and Chief Executive Officer of Jacuzzi Brands. Each of Messrs. Beazer and Clarke hold significant share interests in UPI. The transaction has been approved by a committee of independent directors of Jacuzzi Brands, without the participation of Mr. Beazer or Mr. Clarke. Jacuzzi Brands will receive a fairness opinion to the effect that the transaction is fair to Jacuzzi Brands from a financial point of view.

Jacuzzi Brands, Inc., through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. Our products are marketed under our portfolio of brand names, including JACUZZI®, SUNDANCE®, ZURN®, and ASTRACAST®. Learn more at www.jacuzzibrands.com.

Disclosure Concerning Forward-Looking Statements
Any forward-looking statements made within this release including the Company’s current expectations with respect to future market conditions, future operating results

Jacuzzi Brands, Inc. • 777 So. Flagler Drive, Suite 1100-West • West Palm Beach, FL 33401-6161 •Tel: 561-514-3838 •Fax: 561-514-3867

Jacuzzi Brands, Inc.	Page 2
March 24, 2006

and other plans, represent management’s best judgment as to what may occur in the future and are intended to fall within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, terrorist acts, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, and changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company’s filings with the Securities and Exchange Commission could cause our actual results during the remainder of 2006 and in the future years to differ materially from those expressed in this press release.

Jacuzzi Brands, Inc. • 777 So. Flagler Drive, Suite 1100-West • West Palm Beach, FL 33401-6161 •Tel: 561-514-3838 •Fax: 561-514-3867